Nicor Inc.
Form 10-K
Exhibit 10.65

THIRD AMENDMENT
TO
NICOR INC.
DIRECTORS’ DEFERRED COMPENSATION PLAN

WHEREAS, NICOR Inc. (the “Company”) previously established the NICOR Inc. Directors’ Deferred Compensation Plan, as amended and restated effective as of January 1, 2008 as heretofore amended from time to time (the “Plan”); and

WHEREAS, the Company desires to amend the Plan in certain respects.

NOW THEREFORE, the Plan is hereby amended as follows:

I.      Subsection 3.4 of the Plan is deleted in its entirety and the following new Subsection 3.4 is substituted in lieu thereof:

“3.4
As an alternative to an interest equivalent, a Director may elect to have all or any portion of his or her compensation converted into share units, each reflecting a share of the Company’s common stock.  If this alternative is elected, the Director’s deferred account will be credited with an amount per share unit equal to the per share dividends and distributions paid on the Company’s common stock during the period the share unit is in the deferred account, which amount shall in turn be converted into share units.  The Director’s right to the dividend equivalent shall accrue on the date the dividend is declared.  However, the number of share units credit to a Director’s account for (i) deferred payment of retainers, meeting fees and awards made during 2008 under the Nicor Inc. Directors’ Stock Value Plan (the “Stock Value Plan”) and dividend equivalents on all deferred compensation shall be determined on the basis of the closing market composite price for the Company’s common stock as reported on the New York Stock Exchange Composite Transactions on the last trading day preceding the deferred compensation or dividend payment date and (ii) deferred payment of any award made after 2008 under the Stock Value Plan shall be based on the closing market composite price for the Company’s common stock as reported on the New York Stock Exchange Composite Transactions on the applicable award date specified for that award under the Stock Value Plan.  For Separations from Service, the share units in the Director’s account shall be converted to a cash equivalent based on the arithmetic average of the closing market composite prices for the Company’s common stock as reported on the New York Stock Exchange Composite Transactions on (i) the first  trading day after the date the Director incurs a Separation from Service and (ii) each of the nineteen immediately preceding trading days.”

II.            This Third Amendment to the Plan shall be effective on the date approved by the Board of Directors of the Company.

III.           In all other respects, the Plan shall remain in full force and effect.